================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                          Magma Design Automation, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    559181102
                                    ---------
                                 (CUSIP Number)


                                November 19, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]  Rule 13d-1(b)
        [_]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 2 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        New Enterprise Associates VII, Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 3 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Partners VII, Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 4 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        New Enterprise Associates 9, Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 5 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Partners 9, Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 6 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter J. Barris

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 7 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Nancy L. Dorman

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 8 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ronald H. Kase

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE  9 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Richard Kramlich

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 10 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas C. McConnell

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 11 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter T. Morris

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 12 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John M. Nehra

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 13 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles W. Newhall III

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  0
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,907
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.4%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

-------------------                                                -------------
CUSIP NO. 559181102                   13G                          PAGE 14 OF 21
-------------------                                                -------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark W. Perry

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                70,714
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,142,907
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:                  70,714
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,142,907
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,213,621
------- ------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:
              --------------
              Magma Design Automation, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              2 Results Way, Cupertino, CA 95014.

ITEM 2(a).    NAMES OF PERSONS FILING:
              -----------------------
              New Enterprise Associates 9, Limited Partnership ("NEA 9") and New Enterprise Associates VII, Limited Partnership ("NEA VII"(collectively, the "Funds"); NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9, and NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII (collectively, the "GPLPs"); and Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra") Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry") (the "General Partners"). All of the General Partners are individual general partners of NEA Partners 9. All of the General Partners except Alsop are individual general partners of NEA Partners VII. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of NEA 9, NEA Partners 9, NEA VII, NEA Partners VII, Dorman, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich, McConnell, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

ITEM 2(C).    CITIZENSHIP:
              -----------
              Each of NEA 9, NEA VII, NEA Partners 9 and NEA Partners VII is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $.0001 par value ("Common Stock").

ITEM 2(E).    CUSIP NUMBER:
              ------------
              559181102.

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-
              ------------------------------------------------------
              1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
              -----------------------------------------------------------------

              (a)  [_] Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

              (b)  [_] Bank as defined in Section 3(a)(6) of the Act.

              (c)  [_] Insurance Company as defined in Section 3(a)(19) of the
                       Act.

              (d)  [_] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

              (e)  [_] Investment Adviser in accordance
                       with ss.240.13d-1(b)(1)(ii)(E).

              (f)  [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

              (g)  [_] A Parent Holding Company, in accordance with
                       ss.240.13d-1(b)(1)(ii)(G).

              (h)  [_] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

              (i)  [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

              (j)  [_] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

                    None of the above.

ITEM 4.       OWNERSHIP.
              ---------

              (a) Amount Beneficially Owned: NEA VII is the record owner of 1,167,878 shares of Common Stock (the "NEA VII Shares") as of December 31, 2001. NEA 9 is the record owner of 975,029 shares of Common Stock (the "NEA 9 Shares") as of December 31, 2001. As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially the NEA VII Shares. As the sole general partner of NEA 9, NEA Partners 9 may be deemed to own beneficially the NEA 9 Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA VII Shares, the NEA 9 Shares, for an aggregate of 2,142,907 shares (the "Record Shares").

                   As the general partners of NEA Partners VII and NEA Partners 9, the sole general partners of NEA VII and NEA 9, respectively, each of Barris, Dorman, Kase, Kramlich, McConnell, Morris, Nehra, and Newhall may be deemed to own beneficially the Record Shares. Perry holds options to purchase 70,714 shares (the "Option Shares"), which options are exercisable within 60 days of December 31, 2001. As an induividual general partner of NEA Partners VII and NEA Partners 9, the sole general partners of NEA VII and NEA 9, respectively, Perry may be deemed to own beneficially the Record Shares and the Option Shares, for a total of 2,213,621 shares.

              (b) Percent of Class: Each Reporting Person except Perry: 7.4%. 7.7% for Perry. The foregoing percentage is calculated based on the 28,818,000 shares of Common Stock reported to be outstanding as of February 1, 2002, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)  Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 0 shares for the Funds, the GPLPs, and all individual General Partners except Perry. 70,714 shares for Perry.

                  (ii)      shared power to vote or to direct the vote:
                            2,142,907 shares for the Funds, the GPLPs, and all individual General Partners.

                 (iii) sole power to dispose or to direct the disposition of: 0 shares for the Funds, the GPLPs, and all individual General Partners except Perry. 70,714 shares for Perry

                  (iv) shared power to dispose or to direct the disposition of: 2,142,907 shares for the Funds, the GPLPs, and all individual General Partners.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ---------------------------------------------------------------
              Not applicable.


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              ------------------------------------------------------------
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ---------------------------------------------------------
              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              ------------------------------
              Not applicable.

ITEM 10.      CERTIFICATION.
              -------------
              Not applicable, this statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 1, 2002


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                *
          -----------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                  *
     ------------------------------------
     Charles W. Newhall III
     General Partner



NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                *
          -----------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                  *
     ------------------------------------
     Charles W. Newhall III
     General Partner

             *
------------------------------
Stewart Alsop II

             *
------------------------------
Peter J. Barris

             *
------------------------------
Ronald H. Kase

             *
------------------------------
C. Richard Kramlich

             *
------------------------------
Thomas C. McConnell

             *
------------------------------
Peter T. Morris

             *
------------------------------
John M. Nehra

             *
------------------------------
Charles W. Newhall III

             *
------------------------------
Mark W. Perry

                                        *By:     /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp. which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Alliance Fiber Optic Products, Inc.

      EXECUTED as a sealed instrument this 1st day of February, 2002.

NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                *
          -----------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                  *
     ------------------------------------
     Charles W. Newhall III
     General Partner


NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                *
          -----------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                  *
     ------------------------------------
     Charles W. Newhall III
     General Partner

             *
------------------------------
Stewart Alsop II

             *
------------------------------
Peter J. Barris

             *
------------------------------
Ronald H. Kase

             *
------------------------------
C. Richard Kramlich

             *
------------------------------
Thomas C. McConnell

             *
------------------------------
Peter T. Morris

             *
------------------------------
John M. Nehra

             *
------------------------------
Charles W. Newhall III

             *
------------------------------
Mark W. Perry

                                        *By:     /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp. which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                            /s/ Raymond L. Bank
                                            ------------------------------------
                                            Raymond L. Bank

                                            /s/ Thomas R. Baruch
                                            ------------------------------------
                                            Thomas R. Baruch

                                            /s/ Cornelius C. Bond, Jr.
                                            ------------------------------------
                                            Cornelius C. Bond, Jr.

                                            /s/ Frank A. Bonsal, Jr.
                                            ------------------------------------
                                            Frank A. Bonsal, Jr.

                                            /s/ James A. Cole
                                            ------------------------------------
                                            James A. Cole

                                            /s/ Nancy L. Dorman
                                            ------------------------------------
                                            Nancy L. Dorman

                                            /s/ Neal M. Douglas
                                            ------------------------------------
                                            Neal M. Douglas

                                            /s/ John W. Glynn, Jr.
                                            ------------------------------------
                                            John W. Glynn, Jr.

                                            /s/ Curran W. Harvey
                                            ------------------------------------
                                            Curran W. Harvey

                                            /s/ Ronald Kase
                                            ------------------------------------
                                            Ronald Kase

                                            /s/ C. Richard Kramlich
                                            ------------------------------------
                                            C. Richard Kramlich

                                            /s/ Robert F. Kuhling
                                            ------------------------------------
                                            Robert F. Kuhling

                                            /s/ Arthur J. Marks
                                            ------------------------------------
                                            Arthur J. Marks

                                            /s/ Thomas C. McConnell
                                            ------------------------------------
                                            Thomas C. McConnell

                                            /s/ Donald L. Murfin
                                            ------------------------------------
                                            Donald L. Murfin

                                            /s/ H. Leland Murphy
                                            ------------------------------------
                                            H. Leland Murphy

                                            /s/ John M. Nehra
                                            ------------------------------------
                                            John M. Nehra

                                            /s/ Charles W. Newhall III
                                            ------------------------------------
                                            Charles W. Newhall III

                                            /s/ Terry L. Opdendyk
                                            ------------------------------------
                                            Terry L. Opdendyk

                                            /s/ Barbara J. Perrier
                                            ------------------------------------
                                            Barbara J. Perrier

                                            /s/ C. Vincent Prothro
                                            ------------------------------------
                                            C. Vincent Prothro

                                            /s/ C. Woodrow Rea, Jr.
                                            ------------------------------------
                                            C. Woodrow Rea, Jr.

                                            /s/ Howard D. Wolfe, Jr.
                                            ------------------------------------
                                            Howard D. Wolfe, Jr.

                                            /s/ Nora M. Zietz
                                            ------------------------------------
                                            Nora M. Zietz

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                            /s/ Peter J. Barris
                                            ------------------------------------
                                            Peter J. Barris

                                            /s/ Debra E. King
                                            ------------------------------------
                                            Debra E. King

                                            /s/ Peter T. Morris
                                            ------------------------------------
                                            Peter. T. Morris


                                            /s/ Hugh Y. Rienhoff, Jr.
                                            ------------------------------------
                                            Hugh Y. Rienhoff, Jr.


                                            /s/ Alexander Slusky
                                            ------------------------------------
                                            Alexander Slusky

                                            /s/ Louis B. Van Dyck
                                            ------------------------------------
                                            Louis B. Van Dyck

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.

                                              /s/ Mark W. Perry
                                            ------------------------------------
                                            Mark W. Perry

                                              /s/ Stewart Alsop II
                                            ------------------------------------
                                            Stewart Alsop II